EXHIBIT 99.1

Wednesday
March 4, 1998

FIRST UNION AND THE MONEY STORE SIGN MERGER AGREEMENT
Creates Number-One Home Equity and SBA Lender in U.S.

CHARLOTTE-First Union Corporation (NYSE:FTU) has signed a definitive merger agreement with The Money Store Inc. (NYSE:MON) to create the nation's number one coast-to-coast provider of home equity loans. The combined company will also be the nation's top provider of SBA loans and the number three provider of student loans.

Under the terms of the agreement, First Union will pay $34 per share in First Union common stock for each share of The Money Store's common stock. First Union also will issue shares of First Union common stock in exchange for The Money Store's outstanding convertible preferred stock as described below. The total purchase price is approximately $2.1 billion.

In connection with the transaction, First Union expects to repurchase a number of its outstanding shares of common stock equal to the number of such shares to be issued in the merger, which First Union currently estimates will be approximately 41 million shares based on First Union's current market price.

The transaction will be accounted for as a purchase and is expected to be completed in the third quarter of 1998, subject to approval by The Money Store's shareholders and regulatory agencies and other conditions of closing. The transaction is expected to be immediately accretive to First Union's earnings.

"We are excited by the opportunity this partnership presents for us to fill an important gap in meeting the credit needs of a broader range of customers with expanded and very complementary products," said John Georgius, president of First Union Corporation. "The combination with The Money Store fits perfectly with our retail strategy of meeting the needs of all customers when, where and how they want."

The Money Store will retain its 31-year-old name, a leading brand in the financial services industry, as well as its management. It will operate as a separate delivery channel within the First Union Consumer Group, which includes the mortgage business, home equity bank, electronic and telephone banking, credit card, consumer credit and automobile finance businesses. The Money Store's Chief Executive Officer Marc Turtletaub, who helped build the company with his father, founder Alan Turtletaub, will continue to lead The Money Store.

"First Union and The Money Store are ideal partners," Marc Turtletaub said. "We decided to combine with First Union only after a thorough examination of all strategic alternatives. That process clearly showed that these two companies share the same values of community outreach and commitment to superior service, convenience and product range for our customers."

The Money Store expands First Union's ability to provide credit to homeowners who may not otherwise qualify for bank credit. Home equity products can be an excellent strategy to allow consolidation of high-interest, revolving-credit debt into lower-interest loans, improving the borrower's monthly cash flow and often offering a tax deduction. Since 1994, First Union has also been providing home equity credit for these homeowners, and securitizing the loans through its Capital Markets Group. Securitization frees up additional capital to be reinvested in First Union's communities.

"First Union is taking a giant leap forward in meeting the need for all American families to obtain credit and reduce their reliance on higher-interest revolving credit," said Jack Antonini, head of the First Union Consumer Group. "First Union can now provide more customers with the money they need and a range of options that can become part of their long-term credit-improvement strategies-and keep them First Union customers for life."

First Union is also intensifying its commitment to low- and moderate-income communities. The First Union Special Home Improvement Loan will be extended nationwide through The Money Store's network. This product offers low rates, no origination fee and flexible guidelines that make it easier for a low- to moderate-income borrower to qualify for a loan. The borrower will also earn a 2 percent rebate of the annual interest expense if payments are made on time.

In addition, in New Jersey, Pennsylvania and Delaware, First Union will increase its recently announced $13 billion Community Reinvestment Plan by $1 billion, ensuring additional credit to low- and moderate-income neighborhoods and small businesses.

Because First Union and The Money Store have significant complementary strengths with very little overlap in operations, no office closings are planned. First Union currently expects to take a one-time merger restructuring charges of approximately $20 million in the third quarter of 1998.

With headquarters in Union, N.J., and a significant corporate presence in Sacramento, Cal., The Money Store has 4,800 employees doing business in all 50 states through 172 branches and call centers responding primarily to individual consumers through the well-known 1-800-LOAN-YES Registration Mark line.

First Union Home Equity Bank's focus is primarily business-to-business, working with brokers and home improvement contractors through its 120 branches in 34 states. First Union's student loan business, focused on the individual student, fits well with The Money Store's college-based approach with primarily government-secured student loans made through admission offices.

First Union Direct's 24-hour, 7-day a week sales and service, complements The Money Store's 1-800-LOAN-YES Registration Mark in providing consumers nationwide with choice in when, where and how to do their financial business at 1-800-ASK-FUNB.

The transaction is intended to be generally tax free to the holders of The Money Store common stock and The Money Store convertible preferred stock. Each share of The Money Store convertible preferred stock (NYSE:MON PrA) will be exchanged for First Union common stock having a value of $34 times .92, subject to the approval of the holders of such shares. If such holders do not approve the exchange, they will receive shares of a new series of First Union convertible preferred stock containing substantially similar terms as the The Money Store convertible preferred stock, as adjusted to reflect the merger.

Also, in connection with the execution of the merger agreement, First Union was granted an option to purchase, under certain circumstances, up to 24.9 percent of the outstanding shares of The Money Store common stock.

First Union Corporation is a leading provider of financial services to more than 12 million retail and commercial customers throughout the East Coast and the nation. At Dec. 31, 1997, First Union had assets of $157 billion. First Union's pending merger with CoreStates Financial Corp. (NYSE: CFL), with assets of $48.5 billion as of Dec. 31, 1997, was approved by shareholders of both companies on Feb. 27, 1998, and is currently pending regulatory approval.
First Union operates full-service banking offices in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Maryland and Washington, D.C.

FIRST UNION CONTACTS:
     News Media:    Tish Signet, 704-374-3373; (Home) 704-662-8307
                    Jeep Bryant, 704-374-2957; (Home) 704-442-9046
     Analysts/Investors:  Alice Lehman, 704-374-4139

THE MONEY STORE CONTACT:
     News Media and Analysts/Investors:  Jeff Rogers, 916-554-8333